Exhibit 99.1

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
206-777-8246
Monday, January 25, 2010

FOR IMMEDIATE RELEASE

Thomas F. Kenney Named Northern Washington Regional Executive

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal, today announced that Thomas F. Kenney has been named Senior Vice President and Northern Washington Regional Executive for the Company. Mr.

Kenney will locate his office in downtown Bellingham, Washington and will serve as the Company’s senior executive there. He will have overall market responsibility for all of Washington Federal’s banking activities in Northern Washington, which includes Island, Whatcom, Skagit and parts of Snohomish County. Kenney joins Washington Federal in an executive capacity from Haggen Inc., a Bellingham-based grocery store chain, and its sister company, Briar Development Co., LLP, where he had served as the vice president of finance for the past 13 years. Previously, he spent over 20 years in the banking industry, primarily with First Interstate Bank in Seattle and Denver. Kenney has served on the board of directors of Washington Federal since 2003 and will step down from that role in conjunction with this new assignment. He holds a bachelor’s degree in finance from Colorado State University and an MBA from the University of Southern California.

Chairman, President and Chief Executive Officer Roy M. Whitehead commented, “Tom is uniquely suited to this new leadership role and will be a perfect fit with the existing management team. He has an extensive background in all aspects of banking, has experienced the business from a customer’s point of view and has lived and worked in the communities of Northwest Washington for most of his adult life. We’ll miss Tom’s industry knowledge on the board, but are thrilled to now have him in an executive role. His appointment should reassure former Horizon Bank clients that Washington Federal is committed to providing first-rate banking services to them and their communities for many years to come.”

Washington Federal was founded in 1917, with headquarters in Seattle, Washington. The company has 168 offices in eight western states and is the largest financial institution headquartered in the Pacific Northwest with $13.7 billion in assets.

To find out more about the Company, please visit our website at www.washingtonfederal.com.

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